EXHIBIT 10.2

SECOND AMENDMENT

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of August 26, 2004, by and between COMERICA BANK (“Bank”) and CARDIODYNAMICS INTERNATIONAL CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of March 22, 2004, as amended from time to time, including by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of April 26, 2004 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“Credit Extension” means each Advance, Term Loan, Letter of Credit or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Revolving Maturity Date” means September 14, 2005.

2. Section 2.1(a)(i) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed (x) the Revolving Line, when outstanding Advances are less than or equal to Two Million Five Hundred Thousand Dollars ($2,500,000), or (y) the lesser of (A) the Revolving Line or (B) the Borrowing Base, when outstanding Advances exceed Two Million Five Hundred Thousand Dollars ($2,500,000); minus, in each case, the aggregate face amount of all outstanding Letters of Credit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.”

3. New Section 2.1(c) hereby is added to the Agreement to read as follows:

“(c) Letters of Credit.

(i) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed $1,100,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to 2.00% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

(ii) The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.”

4. Section 2.3(d) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(d) Intentionally Omitted.”

5. Bank hereby waives Section 2.1(a)(i) of the Agreement as in effect prior to the date of this Amendment, solely with respect to the requirement therein that the Real Property have a net value of at least One Million Five Hundred Seventy Thousand Dollars ($1,570,000).

6. The first unnumbered paragraph at the end of Section 6.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“Within twenty (20) days after the last day of each month during which Advances hereunder exceed Two Million Five Hundred Thousand Dollars ($2,500,000), Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.”

7. Bank hereby waives Borrower’s violation of Section 6.11 of the Agreement solely for the period ended March 31, 2004.

8. Bank hereby releases its security interest solely in any Certificate(s) of Deposit of Borrower heretofore pledged by Borrower to Bank to support Letters of Credit issued by Bank for the benefit of Borrower.

9. Exhibit D to the Agreement hereby is replaced with Exhibit D hereto.

10. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

11. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

12. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

13. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

14. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Steve Loomis
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Peter M. Drees
Title:	Vice President